Exhibit 99.1

ROHM AND HAAS COMPANY REPORTS SECOND QUARTER 2005 RESULTS

Philadelphia, PA, July 21, 2005 — Rohm and Haas Company (NYSE: ROH) today reported second quarter 2005 sales of $2,007 million, an 11 percent increase over the same period in 2004, primarily due to higher selling prices, with the favorable impact of currency on the revenue line offset by lower demand. Earnings from continuing operations for the quarter were $179 million, or $0.80 per share, up 52 percent compared to the $118 million, or $0.52 per share reported in the same period last year. The second quarter results include approximately $21 million after-tax in restructuring and asset impairment costs, as well as a net $28 million benefit from tax reserve and valuation allowance adjustments, resulting from tax audit settlements, for a net favorable impact of $7 million, or $0.03 per share. The restructuring costs are primarily associated with the previously announced closing of a Powder Coatings manufacturing facility in North America, and the asset impairment of two product lines in the Adhesives and Sealants business.

	2nd Quarter		Year-To-Date

	2005	2004	2005	2004

Net Sales ($MM)	$2,007	$1,801	$4,029	$3,633
Earnings from continuing operations ($MM)	$179	$118	$338	$232
Diluted earnings per share from continuing operations	$0.80	$0.52	$1.51	$1.03

“This was a strong quarter for Rohm and Haas,” said Raj L. Gupta, chairman, president and chief executive officer. “Our performance reflects the ongoing emphasis on implementing price increases to recover extraordinarily high raw material and energy costs, while maintaining tight control over our expenses.” Gupta noted that demand remains anemic across many European markets, and the growth in the building and construction markets in parts of Asia-Pacific has slowed. Solid sequential growth within the Electronics Materials segment reflects signs of improving demand in these markets, while the decorative coatings market in North America remains strong. “In addition to these market trends, the company continues to implement its portfolio management strategy to improve its product mix, towards higher growth and higher margin segments,” Gupta said. “This strategy has resulted in lower sales for the more commodity-like segments of the portfolio, while contributing to expanding gross profit margins.”

Second Quarter 2005 Business Results
 Sales in the Coatings business of $742 million represent a 16 percent increase over the same period in 2004, driven by higher selling prices, with the impact of favorable currency partially offset by slightly lower demand. Sales from Architectural and Functional Coatings, the largest of the Coatings businesses, increased 20 percent over the second quarter of 2004, primarily the result of higher selling prices, favorable currency and slightly higher volume. Demand was strong in the North American paint and construction markets, but slower in the paper, industrial and graphic arts markets. The growth in North America was largely offset by continuing weakness in most markets in Europe, and slower, but improving demand in Asia-Pacific. Powder Coatings sales decreased 5 percent over the same period last year, due to weak demand in Western Europe and North America, as well as market share loss, partly offset by favorable currency and selling price increases. The weak demand is partially attributable to the impact of a shift in the customer base to Asia-Pacific. The business recently opened a new plant in Shanghai, China to take advantage of this market shift. Automotive Coatings sales increased 4 percent over the prior year period, as market share gains and favorable currency offset significant market weakness as a result of lower automobile builds by U. S. producers. Second quarter 2005 earnings for Coatings of $68 million, which include $7 million after-tax in restructuring charges for Powder Coatings, were up from $66 million for the same period last year. Higher selling prices, and the favorable impact of currencies, were partially offset by higher raw material, energy and operating costs.

Performance Chemicals sales of $425 million were up 7 percent over the comparable period in 2004. Higher selling prices and the favorable impact of currencies more than offset the impact of lower demand. Plastics Additives sales increased 6 percent from the prior year period, the result of higher pricing across all regions and the favorable effect of currency, which was partially offset by lower demand. Consumer and Industrial Specialties sales increased 9 percent over the same period in 2004, as selling price increases and the favorable impact of foreign currency offset lower demand. Process Chemicals sales increased 3 percent, the result of a favorable impact of currency and slightly higher pricing, while overall demand was flat. Performance Chemicals earnings for the second quarter of 2005 were $38 million, which included $3 million in after-tax charges related to the settlement of a long-standing customer claim. Earnings for the same period in 2004 were $37 million, which included $3 million after-tax in restructuring charges.

Monomers sales of $495 million were up 43 percent from the same period in 2004, primarily reflecting increased selling prices, higher volume, and the favorable impact of currency. The higher volume is associated with the sales to the internal downstream monomer-consuming businesses; particularly Architectural and Functional Coatings in North America. Sales to external customers increased 36 percent, reflecting higher selling prices, on flat volumes. Monomers earnings in the second quarter of $53 million were up from $22 million in the prior year period, the result of increased selling prices more than offsetting higher raw material and energy costs. During a planned maintenance program at the Deer Park, Texas facility in the quarter, there was an unexpected outage which resulted in approximately $15 million after-tax of higher expenses due to lost production volume and additional maintenance and shipping costs.

Electronic Materials sales of $326 million represent a 2 percent increase over the same period in 2004, primarily due to higher demand, with sales of advanced technology products up 7 percent from the prior year period. Sales on a sequential basis for Electronic Materials are up 8 percent, with the strongest growth in the Asia-Pacific region. Sales from Circuit Board Technologies decreased 4 percent over the prior year period, with the growth of this business in Asia only partially offsetting the declines in North American and European markets. Sales from Semiconductor Technologies were up 2 percent over the second quarter of 2004, with higher demand in Asia-Pacific and Europe offsetting some weakness in North America. Packaging and Finishing Technologies sales increased 12 percent from the prior period. Electronic Materials earnings of $38 million were up 15 percent from the same period in 2004, reflecting higher demand and effective cost controls.

Adhesives and Sealants sales of $186 million were up 7 percent over the comparable period in 2004, as higher pricing and the impact of favorable foreign currencies were partially offset by lower demand. The lower demand reflects the ongoing strategy to adjust the product portfolio by shedding low margin products. The business reported no earnings in the second quarter of 2005, compared to $11 million in earnings in the prior year period due to a non-cash impairment charge of approximately $16 million, after-tax. This charge masked the business’s ongoing improved operating performance resulting from the pricing and portfolio management initiatives as well as from a more efficient cost structure.

Salt sales for the quarter of $151 million represent an increase of 9 percent over the prior year period, primarily due to higher selling prices, improved volumes, a more favorable product mix, increases in early fill ice control shipments, and the impact of currency. The Salt business reported a loss of $2 million in the second quarter of 2005, compared with a loss of $1 million in the same period last year. The higher selling prices were insufficient to offset higher packaging, energy, distribution, and other production costs.

Corporate expenses of $16 million in the second quarter of 2005 were down from expenses of $50 million in the same period last year primarily due to the adjustment of a net $28 million in tax reserves and valuation allowance resulting from tax audit settlements.

Net Income in the second quarter of $178 million, or $0.79 per share, includes approximately $1 million, or $0.01 per share, loss from discontinued operations.

Second Quarter 2005 Regional Sales Performance
 North American sales of $1,040 million were up 14 percent over the comparable period in 2004, primarily the result of higher selling prices on slightly lower demand, reflecting the effects of portfolio management strategies in some businesses, as well as the weak Powder and Automotive Coatings markets in the region. European sales of $526 million were up 8 percent over the second quarter of 2004, as higher selling prices and the favorable impact of currency more than offset lower demand across most markets in the region. Asia-Pacific sales of $365 million were up 8 percent from the same period in 2004, the result of higher selling prices and favorable currency, on moderately higher demand. Latin American sales of $76 million were up 17 percent, reflecting the impact of higher selling prices and slightly higher demand across most markets in the region.

Comments on the Second Quarter 2005 Income Statement
 Gross profit margin in the quarter was 29.7 percent, compared to 29.3 percent in the same period last year, as higher selling prices and a favorable product mix more than offset higher raw material, energy and operating costs.

Selling and Administrative (S&A) expense of $253 million was up 2 percent from the same period in 2004, reflecting higher employee costs, as well as the unfavorable impact of currency movement, which were only partly offset by ongoing operating efficiencies.

S&A as a percentage of sales was 12.6 percent, down from the 13.7 percent in the comparable period in 2004.

Research expense for the quarter was $67 million, up slightly from the prior year period.

Interest expense was $29 million in the quarter, down 12 percent from the same period a year ago, primarily the result of lower debt.

Income tax expense for the quarter was $34 million, reflecting an effective tax rate of 15.8 percent, compared to income tax expense of $49 million, or an effective tax rate of 28.8 percent in the prior year period. The lower effective tax rate was primarily due to the adjustment of a net $28 million in tax reserves and valuation allowance resulting from tax audit settlements.

Year-To-Date 2005 Performance
 Sales for the six months ending June 30, 2005 were $4,029 million, representing an 11 percent increase over the comparable period in 2004, reflecting higher selling prices, with the favorable impact of currency offsetting slightly lower demand. All business segments posted higher sales for the first six months of the year compared to the same period in 2004. The lower demand experienced by some businesses was primarily the result of ongoing product portfolio management strategies to improve product mix toward higher growth, higher margin segments and some regional weakness in Europe and parts of Asia-Pacific. Earnings from continuing operations for the six months of 2005 were $338 million or $1.51 per share, compared to $232 million or $1.03 per share in the prior year period. Higher selling prices, the impact of favorable currency and the benefit of tax reserve and valuation allowance adjustments more than offset the impact of higher raw material, operating and restructuring costs, as well as the loss on the early extinguishment of debt.

Full-Year Guidance
 Gupta noted that while demand remains sluggish across some markets, especially in Europe, the company will continue to manage its portfolio for value by shedding lower margin products. “We are exploiting growth opportunities given our differentiated products and technologies, and geographic positioning,” he said. Gupta noted that this approach, combined with the company’s ongoing focus on operating and manufacturing efficiencies, should continue to deliver solid sales and earnings growth for the year. “We expect full-year sales growth in the 8 to 10 percent range, yielding annual sales of approximately $8 billion and full-year 2005 earnings in the $2.75 to $2.90 per share range, representing a year-on-year increase in the 25 — 32% range,” said Gupta.

#    #    #

This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings growth, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 1, 2005.

About Rohm and Haas Company
 Rohm and Haas is a Philadelphia-based specialty materials company which makes products for the personal care, grocery, home and construction markets, and the electronics industry. The company had annual sales of approximately $7.3 billion in 2004 with operations in 27 countries. Additional information about Rohm and Haas can be found at www.rohmhaas.com.

CONTACTS:
Investor Relations Gary O’Brien Director, Investor Relations 215-592-3409 GOBrien@rohmhaas.com	Media Relations Brian McPeak Corporate Communications 215-592-2741 Bmcpeak@rohmhaas.com

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

			Percent			Percent
	2005	2004	Change	2005	2004	Change

Net sales	$2,007	$1,801	11%	$4,029	$3,633	11%
Cost of goods sold	1,410	1,274	11%	2,822	2,578	9%

Gross profit	597	527	13%	1,207	1,055	14%

Selling and administrative expense	253	247		512	495
Research and development expense	67	66		131	132
Interest expense	29	33		64	63
Amortization of intangibles	15	16		30	32
Restructuring and asset impairments	33	3		29	1
Loss on early extinguishment of debt	—	—		17	—
Share of affiliate earnings, net	3	4		6	7
Other (income) expense, net	(12)	(4)		(15)	(1)

Earnings from continuing operations before income taxes and minority interest	215	170		445	340
Income taxes	34	49		104	103
Minority interest	2	3		3	5

Earnings from continuing operations	$179	$118		$338	$232

Discontinued operations:
Loss on disposal of discontinued line of business, net of income taxes	1	—		1	—

Net earnings	$178	$118		$337	$232

Basic earnings per share (in dollars):
From continuing operations	$0.81	$0.53		$1.52	$1.04
Loss on disposal of discontinued line of business	0.01	—		0.01	—

Net earnings per share	$0.80	$0.53		$1.51	$1.04

Diluted earnings per share (in dollars):
From continuing operations	$0.80	$0.52		$1.51	$1.03
Loss on disposal of discontinued line of business	0.01	—		0.01	—

Net earnings per share	$0.79	$0.52		$1.50	$1.03

Weighted average common shares outstanding — basic:	222.6	223.1		223.2	222.9
Weighted average common shares outstanding — diluted:	224.7	224.4		225.5	224.3

Other Data:
Capital spending	$84	$58		$132	$112
Depreciation expense	$109	$103		$213	$206

 Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Rohm and Haas Company and Subsidiaries
Consolidated Balance Sheets
(in millions, except share data)
(preliminary and unaudited)

	June 30,	December 31,
	2005	2004

Assets
Cash and cash equivalents	$202	$625
Restricted cash	7	49
Receivables, net	1,521	1,469
Inventories	841	841
Prepaid expenses and other current assets	311	263

Total current assets	2,882	3,247

Land, buildings and equipment, net of accumulated depreciation	2,743	2,929
Investments in and advances to affiliates	133	141
Goodwill, net of accumulated amortization	1,572	1,724
Other intangible assets, net of accumulated amortization	1,658	1,665
Other assets	368	389

Total Assets	$9,356	$10,095

Liabilities and Stockholders’ Equity
Liabilities
Short-term obligations	$122	$77
Trade and other payables	544	611
Accrued liabilities	681	839
Income taxes payable	109	213

Total current liabilities	1,456	1,740

Long-term debt	2,040	2,563
Employee benefits	703	706
Deferred income taxes	977	1,059
Other liabilities	233	226

Total Liabilities	5,409	6,294

Minority Interest	112	104

Commitments and contingencies

Stockholders’ Equity:
Preferred stock; par value – $1.00; authorized – 25,000,000 shares; issued-no shares	—	—
Common stock; par value – $2.50; authorized – 400,000,000 shares; issued – 242,078,349 shares	605	605
Additional paid-in capital	2,130	2,062
Retained earnings	1,587	1,370

	4,322	4,037

Treasury stock at cost (2005 – 18,460,852 shares; 2004 – 16,818,129 shares)	(317)	(166)
ESOP shares (2005 – 9,483,519 shares; 2004 – 9,811,464 shares)	(91)	(94)
Accumulated other comprehensive loss	(79)	(80)

Total Stockholders’ Equity	3,835	3,697

Total Liabilities and Stockholders’ Equity	$9,356	$10,095

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Rohm and Haas Company and Subsidiaries (in millions) (unaudited)	Appendix I

Net Sales by Business Segment and Region

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Business Segment
Coatings	$742	$642	$1,366	$1,208
Performance Chemicals	425	398	829	776
Monomers	495	346	972	644
Electronic Materials	326	319	628	621
Adhesives and Sealants	186	174	379	350
Salt	151	138	469	422
Elimination of Intersegment Sales	(318)	(216)	(614)	(388)

Total	$2,007	$1,801	$4,029	$3,633

Customer Location
North America	$1,040	$909	$2,131	$1,884
Europe	526	489	1,055	978
Asia-Pacific	365	338	693	645
Latin America	76	65	150	126

Total	$2,007	$1,801	$4,029	$3,633

Net Earnings (Loss) from Continuing Operations by Business Segment (1)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004(1)	2005	2004(1)
Business Segment
Coatings	$68	$66	$117	$121
Performance Chemicals	38	37	80	72
Monomers	53	22	112	36
Electronic Materials	38	33	63	61
Adhesives and Sealants	—	11	16	24
Salt	(2)	(1)	28	23
Corporate	(16)	(50)	(78)	(105)

Total	$179	$118	$338	$232

(1) In 2005, we adopted a new methodology for allocating shared service costs. Prior year amounts have been reclassified to conform to the current year presentation.

Rohm and Haas Company and Subsidiaries (in millions) (unaudited)	Appendix II

Provision for Restructuring and Asset Impairments by Business Segment

Pre-tax	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Business Segment
Coatings	$10	$1	$10	$1
Performance Chemicals	—	4	(1)	4
Monomers	—	—	—	—
Electronic Materials	(1)	—	3	—
Adhesives and Sealants	25	1	24	(1)
Salt	—	—	—	—
Corporate	(1)	(3)	(7)	(3)

Total	$33	$3	$29	$1

After-tax	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Business Segment
Coatings	$7	$1	$7	$1
Performance Chemicals	—	3	(1)	3
Monomers	—	—	—	—
Electronic Materials	(1)	(2)	2	(2)
Adhesives and Sealants	16	1	16	—
Salt	—	—	—	—
Corporate	(1)	(4)	(6)	(4)

Total	$21	$(1)	$18	$(2)

EBITDA (1) by Business Segment

Due to the varying impacts of debt, interest rates, acquisition related amortization, asset impairments and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and its competitors. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, this measure may not be consistent with similar measures presented by other companies.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004(2)	2005	2004(2)
Business Segment
Coatings	$133	$117	$229	$221
Performance Chemicals	78	75	161	150
Monomers	93	46	194	82
Electronic Materials	73	70	128	132
Adhesives and Sealants	34	27	69	58
Salt	17	17	79	72
Corporate	(26)	(30)	(72)	(74)

Total	$402	$322	$788	$641

Reconciliation of EBITDA to Earnings from Continuing Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
EBITDA	$402	$322	$788	$641
Asset Impairments	34	—	36	—
Interest expense	29	33	64	63
Income taxes	34	49	104	103
Depreciation expense	109	103	213	206
Amortization of finite-lived intangibles	15	16	30	32
Minority Interest	2	3	3	5

Net Earnings from Continuing Operations	$179	$118	$338	$232

(1) EBITDA is defined as Earnings (Loss) from Continuing Operations Before Interest, Taxes, Depreciation and Amortization, Asset Impairments and Minority Interest.

(2) In 2005, we adopted a new methodology for allocating shared service costs. Prior year amounts have been reclassified to conform to the current year presentation.